Exhibit 23.1

To:	Thomson Reuters PLC	Allen & Overy LLP
	The Thomson Reuters Building	One Bishops Square
	South Colonnade, Canary Wharf	London E1 6AD United Kingdom
London
	United Kingdom	Tel +44 (0)20 3088 0000
	E14 5EP	Fax +44 (0)20 3088 0088

Our ref	14944-00333 CO:9182448.1

23 December 2008

Ladies and Gentlemen,

AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM F-9 OF THOMSON REUTERS CORPORATION (the Corporation) AND
AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM F-3 OF THOMSON REUTERS PLC (the Company)

We hereby consent to the reference to Allen & Overy LLP under the caption “Legal Matters” in the prospectus forming a part of Amendment No. 1 to the registration statement on Form F-3 of Thomson Reuters PLC and Amendment No. 1 to the registration statement on Form F-9 of Thomson Reuters Corporation. In giving such consent, we do not admit that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder with respect to any part of such registration statements, including this exhibit or otherwise.

Yours faithfully,

/s/ Allen & Overy LLP

Allen & Overy LLP

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Solicitors Regulation Authority of England and Wales. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AO.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, New York, Paris, Prague, Riyadh (associated office), Rome, Shanghai, Singapore, Tokyo and Warsaw.